Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FOURTH QUARTER

AND FULL YEAR 2023 RESULTS

– Occupancy at 98.8% –

– Paid-Off $21.8 Million of Credit Facility Debt –

– Declared 125th Consecutive Quarterly Dividend –

– Repurchased $9.6 Million of Shares in 2023 –

GREAT NECK, New York, March 5, 2024 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused primarily on net leased industrial properties, today announced operating results for the quarter and year ended December 31, 2023.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty commented, “2023 marked another year of positive progress as a significant owner of industrial properties due to our transactional activity. We anticipate realizing the benefits of owning this asset class given the stability and consistency of the cash flow it delivers. We also paid off $21.8 million of credit facility debt using the net proceeds of $46.6 million from property sales, thereby providing us with additional financial capacity and flexibility. Moving ahead, we continue our pursuit of industrial properties and selective asset sales to further strengthen our portfolio and cashflow as we move through the coming year.”

Fourth Quarter Operating Results:

Revenues and Operating Expenses

Rental income for the three months ended December 31, 2023, was $22.7 million compared to $27.7 million in the corresponding period of the prior year. The three months ended December 31, 2022, includes $4.6 million settlement proceeds from a lawsuit involving a ground lease tenant in Beachwood, Ohio, which is referred to as the Beachwood Settlement.

Total operating expenses in the fourth quarter of 2023 were $14.3 million compared to $14.2 million for the three months ended December 31, 2022.

Other income and expenses

For the fourth quarter of 2023 net expenses were $5.2 million compared to net expenses of $4.6 million in the corresponding period of 2022. The change was due primarily to a $259,000 increase in interest expense, a net $234,000 decrease in equity in earnings from the Manahawkin, NJ multi-tenant shopping center, and a $108,000 loss from the sale of the Manahawkin property.

Gain-on-sale of real estate

Gain on sale of real estate was $12.0 million for the quarter ended December 31, 2023. There was no comparable gain in the corresponding period of the prior year.

Net income, FFO1 and AFFO

Net income attributable to One Liberty in the fourth quarter of 2023 was $15.0 million, or $0.71 per diluted share, compared to net income in the corresponding period of the prior year of $8.9 million, or $0.42 per diluted share. The increase is due primarily to the gain-on-sale of real estate of $12 million from the sale of eight properties, including an out-parcel. Net income from the corresponding period in 2022 includes $4.6 million of rental income from the Beachwood Settlement.

Funds from Operations, or FFO, was $9.6 million, or $0.45 per diluted share, for the quarter ended December 31, 2023, compared to $15.1 million, or $0.71 per diluted share, in the corresponding quarter of 2022.  The change is due primarily to the inclusion, in the quarter ended December 31, 2022, of $4.6 million from the Beachwood Settlement.

Adjusted Funds from Operations, or AFFO, was $10.6 million, or $0.50 per diluted share, for the quarter ended December 31, 2023, compared to $11.0 million, or $0.52 per diluted share in the corresponding quarter of the prior year. The change is due primarily to the decrease in equity in earnings from the Manahawkin property and the increase in interest expense.

Full Year 2023 Operating Results:

Revenues and Operating Expenses

Rental income in 2023 was $90.6 million compared to $92.2 million in 2022. The change is due primarily to the inclusion, in 2022, of $4.6 million from the Beachwood Settlement. Acquisitions and dispositions in 2022 and 2023 contributed, on a net basis, approximately $1.8 million to 2023 rental income.

Total operating expenses in 2023 were $57.3 million compared to $54.8 million in 2022. The change is due to net increases of $1.0 million of depreciation and amortization expenses, $936,000 of real estate expenses, and $564,000 of general and administrative expenses.

Gain on sale of real estate

In 2023, net gain on sale of real estate was $17.0 million from the sale of 10 properties and an out-parcel, compared to a net gain on the sale of real estate in 2022 of $16.8 million from the sale of seven properties.

[1]	A description and reconciliation of non-GAAP financial measures (i.e., FFO and AFFO) to GAAP financial measures is presented later in this release.

Other income and expenses

Other income and expenses for 2023 were a net expense of $20.4 million compared to a net expense of $11.9 million in 2022. The change is due primarily to the inclusion, in 2022, of an aggregate of $6.3 million from insurance recoveries and a litigation settlement related to a property the Company owned in Round Rock, Texas, and in 2023, a $1.2 million increase in interest expense and the Company’s $850,000 joint venture share of the non-cash impairment charge at the Manahawkin property.

Net income, FFO and AFFO

Net income attributable to One Liberty in 2023 was $29.6 million, or $1.38 per diluted share, compared to $42.2 million, or $1.99 per diluted share, in 2022.

FFO for 2023 was $39.0 million, or $1.82 per diluted share, compared to 2022 FFO of $49.7 million, or $2.34 per diluted share. The change was due primarily to the inclusion, in 2022, of an aggregate of $10.9 million from litigation settlements and insurance recovery and a $1.2 million increase in interest expense in 2023, offset by a $3.1 million increase in rental income in 2023.

AFFO for 2023 was $42.6 million or $1.99 per diluted share compared to $42.1 million, or $1.98 per diluted share in the prior year. The growth in AFFO is due to the factors impacting FFO as described immediately above, excluding the litigation settlements and insurance recovery.

Acquisitions and Dispositions in 2023:

The Company acquired one industrial property for $13.4 million, from which the Company expects to recognize approximately $951,000 of rental income in 2024, excluding tenant reimbursements. This property contributed $611,000 of rental income in 2023 because it was only owned for a portion of the year.

The Company sold seven restaurant properties, three retail properties, and an out-parcel, for a net gain of $17.0 million. The properties sold accounted for $2.5 million and $3.0 million of rental income in 2023 and 2022, respectively.

Balance Sheet:

At December 31, 2023, the Company had $26.4 million of cash and cash equivalents, total assets of $761.6 million, total debt of $418.3 million, and total stockholders’ equity of $306.7 million. During 2023, the Company used the net proceeds of its property sales to pay-off $21.8 million of credit facility debt. Moving forward, this should lower interest expense while adding financial capacity to acquire properties.

At March 1, 2024, One Liberty’s available liquidity was $123.9 million, including $23.9 million of cash and cash equivalents (including the credit facility’s required $3.0 million deposit maintenance balance) and up to $100 million available under its credit facility.

Share Repurchase and Dividends:

During 2023, approximately 499,000 shares of common stock were repurchased for approximately $9.6 million, at an average cost per share of approximately $19.24.

On March 4, 2024, the Board of Directors declared the Company’s 125th consecutive quarterly dividend. The $0.45 per share cash dividend is payable April 4, 2024, to stockholders of record at the close of business on March 27, 2024.

Subsequent Events:

The Company entered into a contract to sell for $2.9 million a pad site at a multi-tenant retail shopping center in Lakewood, Colorado, which it owns through a consolidated joint venture. The sale is anticipated to close during the quarter ending March 31, 2024. The Company anticipates recognizing its approximate $1.6 million share of the gain on this sale during the three months ending March 31, 2024.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance.  FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting income from additional rent from ground lease tenant, income on settlement of litigation, income on insurance recoveries from casualties, lease termination and assignment fees, and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures), debt prepayment costs and amortization of lease incentives and mortgage intangible assets. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO varies from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows from operating, investing or financing activities as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain statements contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K (and in particular the sections entitled “Cautionary Note Regarding Forward Looking Statements”, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein) and the other reports the Company files with the Securities and Exchange Commission. In addition, estimates of rental income or base rent for 2024 exclude any related variable rent, anticipated property sales may not be completed during the period indicated or at all, and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial and retail properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible, directly or indirectly for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1Liberty.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	December 31,	December 31,
	2023	2022
ASSETS
Real estate investments, at cost	$864,655	$879,596
Accumulated depreciation	(182,705)	(173,143)
Real estate investments, net	681,950	706,453

Investment in unconsolidated joint ventures	2,051	10,400
Cash and cash equivalents	26,430	6,718
Unbilled rent receivable	16,661	16,079
Unamortized intangible lease assets, net	14,681	19,841
Other assets	19,833	23,764
Total assets	$761,606	$783,255

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$418,347	$405,162
Line of credit, net	—	21,068
Unamortized intangible lease liabilities, net	10,096	11,125
Other liabilities	25,418	28,963
Total liabilities	453,861	466,318

Total One Liberty Properties, Inc. stockholders’ equity	306,703	315,965
Non-controlling interests in consolidated joint ventures	1,042	972
Total equity	307,745	316,937
Total liabilities and equity	$761,606	$783,255

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues:
Rental income, net	$22,741	$27,715	$90,646	$92,191
Lease termination fees	—	—	—	25
Total revenues	22,741	27,715	90,646	92,216

Operating expenses:
Depreciation and amortization	6,220	6,063	24,789	23,781
General and administrative	3,753	3,724	15,822	15,258
Real estate expenses	4,305	4,302	16,444	15,508
State taxes	52	74	284	285
Total operating expenses	14,330	14,163	57,339	54,832

Other operating income
Gain on sale of real estate, net	11,962	—	17,008	16,762
Operating income	20,373	13,552	50,315	54,146

Other income and expenses:
Equity in (loss) earnings of unconsolidated joint ventures	(144)	90	(904)	400
Equity in loss from sale of unconsolidated joint venture property	(108)	—	(108)	—
Income on settlement of litigation	—	—	—	5,388
Other income	103	6	234	1,003
Interest:
Expense	(4,802)	(4,543)	(18,780)	(17,569)
Amortization and write-off of deferred financing costs	(220)	(198)	(839)	(1,115)

Net income	15,202	8,907	29,918	42,253
Net income attributable to non-controlling interests	(240)	(24)	(304)	(76)
Net income attributable to One Liberty Properties, Inc.	$14,962	$8,883	$29,614	$42,177

Net income per share attributable to common stockholders - diluted	$.71	$0.42	$1.38	$1.99

Funds from operations - Note 1	$9,621	$15,063	$38,996	$49,669
Funds from operations per common share - diluted - Note 2	$.45	$.71	$1.82	$2.34

Adjusted funds from operations - Note 1	$10,582	$10,970	$42,595	$42,129
Adjusted funds from operations per common share - diluted - Note 2	$.50	$.52	$1.99	$1.98

Weighted average number of common shares outstanding:
Basic	20,342	20,358	20,499	20,360
Diluted	20,383	20,406	20,556	20,453

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Note 1:	2023	2022	2023	2022
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$14,962	$8,883	$29,614	$42,177
Add: depreciation and amortization of properties	6,035	5,897	24,063	23,193
Add: our share of depreciation and amortization of unconsolidated joint ventures	88	130	477	519
Add: amortization of deferred leasing costs	185	166	726	588
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	3	5	18	21
Add: our share of impairment loss of unconsolidated joint venture property	—	—	850	—
Add: equity in loss from sale of unconsolidated joint venture property	108	—	108	—
Deduct: gain on sale of real estate, net	(11,962)	—	(17,008)	(16,762)
Adjustments for non-controlling interests	202	(18)	148	(67)
NAREIT funds from operations applicable to common stock	9,621	15,063	38,996	49,669
Deduct: straight-line rent accruals and amortization of lease intangibles	(578)	(1,044)	(2,717)	(3,240)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(3)	(5)	(19)	(27)
Deduct: other income and income on settlement of litigation	(37)	—	(112)	(5,388)
Deduct: additional rent from ground lease tenant	—	(4,626)	(16)	(4,626)
Deduct: income on insurance recovery from casualty loss	—	—	—	(918)
Deduct: lease termination fee income	—	—	—	(25)
Deduct: our share of unconsolidated joint venture lease termination fee income	—	—	(21)	(25)
Add: amortization of restricted stock and RSU compensation	1,264	1,317	5,367	5,507
Add: amortization and write-off of deferred financing costs	220	198	839	1,115
Add: amortization of lease incentives	30	44	121	44
Add: amortization of mortgage intangible assets	34	12	114	12
Add: our share of amortization of deferred financing costs of unconsolidated joint venture	29	4	42	17
Adjustments for non-controlling interests	2	7	1	14
Adjusted funds from operations applicable to common stock	$10,582	$10,970	$42,595	$42,129

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$.71	$.42	$1.38	$1.99
Add: depreciation and amortization of properties	.27	.27	1.13	1.09
Add: our share of depreciation and amortization of unconsolidated joint ventures	—	.01	.02	.02
Add: amortization of deferred leasing costs	.01	.01	.03	.03
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	—	—	—
Add: our share of impairment loss of unconsolidated joint venture property	—	—	.04	—
Add: equity in loss from sale of unconsolidated joint venture property	.01	—	.01	—
Deduct: gain on sale of real estate, net	(.56)	—	(.80)	(.79)
Adjustments for non-controlling interests	.01	—	.01	—
NAREIT funds from operations per share of common stock - diluted (a)	.45	.71	1.82	2.34
Deduct: straight-line rent accruals and amortization of lease intangibles	(.02)	(.04)	(.13)	(.16)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	—	—	—	—
Deduct: other income and income on settlement of litigation	—	—	(.01)	(.25)
Deduct: additional rent from ground lease tenant	—	(.22)	—	(.22)
Deduct: income on insurance recovery from casualty loss	—	—	—	(.04)
Deduct: lease termination fee income	—	—	—	—
Deduct: our share of unconsolidated joint venture lease termination fee income	—	—	—	—
Add: amortization of restricted stock and RSU compensation	.06	.06	.25	.26
Add: amortization and write-off of deferred financing costs	.01	.01	.04	.05
Add: amortization of lease incentives	—	—	.01	—
Add: amortization of mortgage intangible assets	—	—	.01	—
Add: our share of amortization of deferred financing costs of unconsolidated joint venture	—	—	—	—
Adjustments for non-controlling interests	—	—	—	—
Adjusted funds from operations per share of common stock - diluted (a)	$.50	$.52	$1.99	$1.98

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.